EXHIBIT 10.31

Fourth Addendum to the Technology License Agreement

between

The Research Foundation of State University of New York
for and on behalf of University at Buffalo

and

Donald D. Hickey, M.D.

and

 Clas E. Lundgren, M.D., Ph.D.

and

Scivanta Medical Corporation

This Fourth Addendum (this “Fourth Addendum”) to the Technology License Agreement (as such term is defined below), entered into as of the 29th day of October, 2009 (the “Fourth Addendum Effective Date”), is by and among The Research Foundation of State University of New York, for and on behalf of University at Buffalo, a non-profit corporation organized and existing under the laws of the State of New York (the “Foundation”), Donald D. Hickey, M.D. (“Hickey”) and Clas E. Lundgren, M.D., Ph.D. (a/k/a Claes Lundgren and referenced herein as “Lundgren”) and Scivanta Medical Corporation (formerly Medi-Hut Co., Inc.), a corporation duly organized under the laws of the State of Nevada, and having its principal place of business at 215 Morris Avenue, Spring Lake, New Jersey 07762 (“Licensee”).  Foundation, Hickey and Lundgren will be collectively referenced herein as “Licensor.”  Capitalized terms used herein, but not otherwise defined herein, shall have such meanings as given to such terms in the Technology License Agreement.

WHEREAS, Licensor and Licensee entered into an exclusive Technology License Agreement on November 10, 2006, as amended on each of June 29, 2007, October 24, 2008 and January 6, 2009 (the “Technology License Agreement”), to facilitate the development and commercialization of certain technology owned by Licensor so that this technology may be utilized to the fullest extent for the benefit of Licensee, Licensor, the inventor(s) and the public; and

WHEREAS, Licensor and Licensee desire to modify the aforementioned Technology License Agreement for the mutual benefit of both parties;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.
The modifications of the Technology License Agreement herein will be effective as of the Fourth Addendum Effective Date and will remain in effect for the duration of the Technology License Agreement unless further modified in writing by the parties hereto.

2.	In consideration for Licensor’s agreement to the terms of this Fourth Addendum, Section 1.16 will be deleted in its entirety and replaced with the following:

1.16
“Term” means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the last to expire Patent Right, or (ii) thirteen (13) years from the sale of the first Licensed Product on a country by country basis.

3.	Section 3.10 Cash Payment will be deleted in its entirety and replaced with the following:

3.10           Cash Payment. Licensee will pay Hickey a cash payment of $50,000 on or before February 28, 2010.  Licensee will pay Hickey a second cash payment of $108,438 on or before the date that is thirty (30) days after the first commercial sale of a Licensed Product by the Licensee.  If the Licensee fails to make the second payment pursuant to this Section 3.10 on or before the due date, then interest shall accrue on any outstanding balance at a rate that is equal to the lesser of the maximum rate allowed by law or 1.5% per month, but in any case each cash payment and any accrued interest must be paid in full no later than October 31, 2010.

4.	Section 4.2(b) will be deleted in its entirety and replaced with the following:

(b)	On or before February 28, 2010, Licensee will commence a clinical trial in the U.S.

5.	Section 4.2(c) will be deleted in its entirety and replaced with the following:

(c)	On or before July 31, 2010, Licensee will:

i.	make application for 510(k) pre-market notification with the FDA for approval to market the Licensed Product in the U.S. and take the equivalent action within the EU;

ii.
make contact with and engage in an initial meeting with the governing agencies in Japan, India and China to seek guidance on obtaining approval to market the Licensed Product in each of said countries; and

iii.	negotiate a manufacturing contract for the production of the Licensed Product to be marketed commercially.

6.	Section 4.2(d) will be deleted in its entirety and replaced with the following:

(d)	On or before November 30, 2010, Licensee will:

i.
gain approval to market the Licensed Product in the U.S.  However, this deadline will be extended for any time in which the application for 510(k) pre-market notification has been filed with the FDA and is under review;

ii.	be capable of manufacturing, or having manufactured, commercial versions of the Licensed Product for sale;

iii.
have developed a sales force or distribution capability in the U.S. for the Licensed Product, either internally or per a third party service or distributor.  For the EU, the Licensee shall have an additional four (4) months to meet this milestone; and

iv.
have established a service capability, either internally or per a third party service or distributor, to provide customer service for the Licensed Product in each jurisdiction in which the Licensed Product is approved by the appropriate governing authority to be marketed.

7.	Section 4.2(e) will be added as follows:

(e)
Within eighteen (18) months from the date the Licensed Product is approved by the FDA for marketing in the U.S., Licensee will, on its own or through a Sublicensee, file for approval to market the Licensed Product in Japan, India and China.

8.	Section 4.3 will be added as follows:

4.3
The Foundation (on behalf of the Licensors) will have the right to request a monthly teleconference meeting with the Licensee, including as appropriate representatives from each of the catheter, software, hardware and clinical trial vendors involved in the development and testing of Licensed Products, to brief the Licensors on the status of product development and related clinical trials for the Licensed Product.  The meetings will be conducted via teleconference, however, the Foundation will have the right to request that up to six (6) of these monthly meetings be held in-person in Buffalo, New York.  Prior to any in-person meeting being held, a mutually agreeable agenda will be developed by the Foundation (on behalf of the Licensors) and the Licensee as well as a list of participants required to attend the meeting in-person.  The first in-person meeting will be held within one month of the Licensee closing on its current round of financing.  This right of the Licensors will expire upon the Licensee’s submission of an application for approval of the Licensed Product to the FDA that contains the contractility feature of the device or upon the Licensee’s determination that the contractility feature is not commercially reasonable.

In the event that the Licensee determines that the contractility feature of the Licensed Product is not commercially reasonable, Licensee agrees to return all rights licensed to the Licensee under the Technology License Agreement pertaining to the contractility feature of the Licensed Product to the Licensor, including pertinent technology, software, know-how and developments that would allow Licensor to develop and market a device solely for the measurement of cardiac contractility.  All details of said return of rights will be subject to the mutual agreement of the Licensee and Licensor or in the event that no agreement can be reached, established per the arbitration provisions of Paragraph 17.1 of the Technology License Agreement.

9.	Section 4.4 will be added as follows:

4.4
The Foundation is granted the right to have one person observe the Licensee’s board of directors meetings.  The person designated by the Foundation will be subject to the approval of the Licensee, which approval will not be unreasonably withheld.  The Licensee approves Jeffrey A. Dunbar, or his successor at the Foundation, as the Foundation’s designee to observe the Licensee’s board meetings.  Mr. Dunbar shall be notified of all board meetings at the same time as other Licensee board members and will be provided the same materials for each board meeting as the other directors of the Licensee.  This right of the Foundation will expire upon the Licensee receiving FDA approval to market the Licensed Product in the U.S.  Observer rights will not extend to discussions or topics involving attorney-client privilege or matters which, in the opinion of legal counsel for the Licensee, represent a conflict of interest between Licensors and Licensee.

10.	The third sentence of Section 9.1 will be deleted in its entirety and replaced with the following:

Licensee will carry product liability insurance (upon market launch) and clinical trial insurance (upon the commencement of any clinical trial) which covers the Licensed Product having such coverage limits appropriate to the risk involved in marketing and testing the Licensed Product and will list Foundation, Hickey and Lundgren each as an additional named insured.

11.	Other than as specifically modified in this Fourth Addendum, all other terms, conditions and covenants of the Technology License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties have executed this Fourth Addendum, effective as of the Fourth Addendum Effective Date.

SCIVANTA MEDICAL CORPORATION		THE RESEARCH FOUNDATION OF STATE UNIVERSITY OF NEW YORK

By:	/s/ David R. LaVance	By:	/s/ Woodrow W. Maggard
	David R. LaVance		Woodrow W. Maggard

Title:	President and Chief Executive Officer	Title:	Associate Vice Provost, STOR

DONALD D. HICKEY, M.D.		CLAS E. LUNDGREN, M.D., Ph.D.

By:	/s/ Donald D. Hickey, M.D.	By:	/s/ Clas E. Lundgren, M.D., Ph.D.
	Donald D. Hickey, M.D.		Clas E. Lundgren, M.D., Ph.D.